Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

PFSweb, Inc.

Allen, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-164971, 333-201674, and 333-135794) and Form S-8 (Nos. 333-201675, 333-164973, 333-128486, 333-75764, 333-75772, 333-46096, 333-42186, and 333-40020) of PFSweb, Inc. and Subsidiaries of our reports dated March 15, 2016, relating to the consolidated financial statements and financial statement schedules, and the effectiveness of PFSweb, Inc. and Subsidiaries' internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Dallas, Texas

March 15, 2016